Exhibit 99.1

FOR IMMEDIATE RELEASE April 9, 2018	Misty Albrecht Business First Bank
225.286.7879 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Commences Trading on NASDAQ Under Symbol “BFST”

Baton Rouge, LA – Business First Bancshares, Inc. (NASDAQ: BFST), the holding company of Business First Bank, Baton Rouge, Louisiana, announced today that it has received all necessary approvals from NASDAQ Stock Market, LLC, and that shares of the company’s common stock will begin trading on the NASDAQ Global Select Market under the ticker symbol “BFST” at market opening today, Monday, April 9, 2018.

“Listing our shares for trading on a major public exchange is a significant step in the life of a company. We are proud to have reached this point and thank all of our investors and clients for their tremendous and consistent support over our start-up years,” said Jude Melville, President & CEO of Business First. “However, we also view this less as an accomplishment and more as an opportunity. Having our common stock as a liquid currency is a tool that we may use to continue recruiting superior talent, enhance our ability to take advantage of strategic acquisition opportunities, and provide increasingly efficient access to capital as opportunities arise. We believe that opportunities in the community banking landscape will continue to arise, and we look forward to being poised to capitalize upon them.”

Business First’s listing of its common stock on the NASDAQ Global Select Market is not made in connection with any offering of its common stock. Rather, this is a direct listing of the company’s common stock, which will provide investors with the ability to buy and sell shares in the open market.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary Business First Bank, operates 19 offices, including 16 banking centers, two loan production offices and one wealth solutions office in markets across Louisiana and Texas. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1bank.com for more information.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or "intend." We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

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